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                                                                     EXHIBIT 8.1


                   [LETTERHEAD OF OSLER, HOSKIN & HARCOURT]


June 18, 1996

Meridian Gold Inc.
1090 West Georgia Street
Vancouver, BC V6E 3V7

Dear Sirs/Mesdames:

RE: MERIDIAN GOLD INC.
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In connection with the proposed distribution of shares of Common Stock of
Meridian Gold Inc., pursuant to the Reincorporation Merger as described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on June 18, 1996, you have requested our legal opinion concerning certain Canadian federal income tax consequences of the Reincorporation Merger and the receipt and ownership of such shares.

We confirm that, as of the date hereof, the statements in the Registration Statement under the caption "Certain Canadian Federal Income Tax Considerations" provide a fair and accurate summary of the material Canadian federal income tax consequences of the Reincorporation Merger and the receipt and ownership of shares of Common Stock of Meridian Gold Inc.

The opinion set forth herein is based on relevant provisions of the Income Tax Act (Canada) (the "ITA"), the regulations promulgated thereunder (the "Regulations") (including all amendments to the ITA and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof), the provisions of the Canadian-United States Income Tax Convention, 1980 (the "Tax Treaty"), interpretations of the foregoing by the courts and our understanding of the current administrative practice of Revenue Canada, Customs, Excise & Taxation, all as they exist at the date of this letter. All such provisions of the ITA, the Regulations, the Tax Treaty, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the section entitled "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Yours very truly,

Osler, Hoskin & Harcourt